Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-167820 on Form F-3 and Registration Statement Nos. 333-178186, 333-167389, 333-163816 and 333-149157 on Form S-8 of our reports dated April 26, 2012, relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2011.

/s/    DELOITTE, S.L

Madrid- Spain

April 26, 2012